Exhibit 3(i).1

RESTATED CERTIFICATE OF INCORPORATION

OF

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

(Pursuant to Section 807 of the Business Corporation Law)

FIRST:  The name of the corporation is Brooklyn Cheesecake & Desserts Company, Inc.  The name under which the corporation was formed was CIP, Inc.

SECOND:  The certificate of incorporation of the corporation was filed by the Department of State on November 12, 1993.

THIRD:  The certificate of incorporation, as heretofore amended, is hereby amended or changed to effect one or more of the amendments or changes authorized by the Business Corporation Law, to wit:

    1           To increase the aggregate number of shares which the corporation shall have authority to issue by authorizing Forty Five Million (45,000,000) additional shares of common stock, par value $.025 per share.

    2           To increase the aggregate number of shares which the corporation shall have authority to issue by authorizing Three Million (3,000,000) additional shares of preferred stock, par value $.001 per share.

    3.           To decrease the aggregate number of issued and outstanding shares of common stock, par value $.025 per share, after giving effect to the increase in authorized shares of common stock set forth above by effecting a reverse split of the issued and outstanding shares of the corporation’s common stock on the basis of one (1) share of common stock, par value $.025 per share, for each seven (7) shares of common stock, par value $.025 per share, issued and outstanding on the date this Restated Certificate of Incorporation is filed with the Department of State of the State of New York.  After giving effect to the amendments set forth above and the reverse split to be effected hereby, the total number of shares that the corporation will be authorized to issue will be increased from 32,000,000 to Eighty Million (80,000,000), of which Seventy Five Million (75,000,000) shares will be as classified as common stock, par value $.025 per share, and Five Million (5,000,000) shares will be classified as preferred stock, par value $.001 per share. Of the Seventy-Five Million (75,000,000) shares of common stock, the issued and outstanding will be reduced from 7,974,445 to 1,139,208 (subject to rounding on account of fractional shares) and the unissued will be increased from 22,025,555 shares to 73,860,792 shares.  The reverse split shall have no effect on the par value of either the issued and outstanding shares of common stock or the unissued shares of common stock.

FOURTH:  To accomplish the foregoing amendments, Article FOURTH of the certificate of incorporation of the corporation,  relating to the shares that the corporation shall have authority to issue is hereby amended to read as set forth in the same numbered article of the certificate of incorporation of the corporation as hereinafter restated.

FIFTH:  The restatement of the certificate of incorporation of the corporation herein provided for was authorized by the vote of the holders of at least a majority of all of the outstanding shares of the corporation entitled to vote on the restatement of the certificate of incorporation.

SIXTH:  Effective upon the filing of this Restated Certificate of Incorporation, the text of the certificate of incorporation of the corporation is hereby restated as further amended or changed herein to read as follows:

FIRST: The name of the corporation is BROOKLYN CHEESECAKE &   DESSERTS COMPANY, INC.

SECOND: The Corporation is formed for following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized  under the Business Corporation Law, provided that the corporation is not formed to engage in  any act or activity requiring the consent or approval or any state official, department, board or  agency, or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of  Westchester, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have  authority to issue shall be Eighty Million (80,000,000) shares, as follows:

a. Common Stock:  Of the total authorized capital stock, the corporation shall have the authority to issue Seventy Five Million (75,000,000) shares having a par value of $.025 each, which shares shall be designated “Common Stock”.

b. Preferred Stock:  The corporation shall have authority to issue Five Million (5,000,000) shares with the par value of one mil ($0.001) each, which shares shall be designated “Preferred Stock”.

A. Shares of Preferred stock may be issued from time to time in one or     more series, each series to have distinctive serial designations, as shall hereafter be determined for the issuance of such Preferred Stock, from time to     time, adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors, which resolutions shall be     filed with the Department of State of the State of New York as required by     law.

B            Each series of Preferred stock

(i) may have such number of shares;

(ii) may have such voting powers, full or limited, or may be without voting powers;

(iii) may be subject to redemption at such time or times and at such prices;

(iv) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(v) may have such rights upon the dissolution of, or upon any distribution of, the assets of the corporation;

(vi) may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments;

(vii) may be entitled to the benefit of a sinking fund or purchase fund, to be applied to the purchase or redemption of shares of such series;

(viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of this  corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or o f any other series), and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by this corporation or any subsidiary of any outstanding stock of this corporation; and

(ix) may have such other relative, participation, optional or other rights, qualifications, all as shall be stated in said resolution or resolutions providing for the issuance of such Preferred Stock. Except where otherwise set forth in the resolution or  resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

C. Shares of any series of Preferred Stock which have been redeemed     (whether through the operation of a sinking fund or otherwise) or purchased     by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes,     shall have the status of authorized and unissued shares of Preferred Stock and     may be reissued as part of the series of which they were, subject to the conditions or restrictions on issuance set forth in the resolution or resolutions     adopted by the Board of Directors providing for the issuance of any series of     Preferred Stock and subject to any filing required by law.

    FIFTH:                      The Secretary of State is designated as the agent of the corporation upon whom service of process against the corporation may be served.  The post office address within the State of New York to which the Secretary of State shall mail a copy of any service of process against the corporation served upon him is National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501., New York, NY 10001.

    SIXTH:                     The duration of the corporation is to be perpetual.

    SEVENTH:               No holder of any shares of any class of the corporation shall be entitled to any right to subscribe for, purchase or otherwise acquire any shares of any class of thecorporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities or obligations of the corporation which are convertible into or exchangeable for, or which carry any right to subscribe for, purchase or otherwise acquire shares of any class of the corporation, whether now or hereafter authorized or created, may be issued or reissued or transferred if the same  have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.  Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in Section 622 of the Business Corporation Law.

    EIGHTH:                  The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Article from andagainst any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said Article, as to action in any capacity in which such person served at the request of the corporation.

    NINTH:                    The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Executed on this 15th day of November, 2010,

s/s Anthony J. Merante
Anthony J. Merante, President

s/s Nancy De LaRosa
Nancy De LaRosa, Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

(Pursuant to Section 807 of the Business Corporation Law)

Filer:

Name

Brooklyn Cheesecake & Desserts Company, Inc.

Address

c/o Anthony J. Merante
2070 Central Park Avenue
Yonkers, New York 10710